Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934.  THE OMITTED MATERIALS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (the “Agreement”) is made and dated as of this 1st day of February 2005 by and among the individuals and entities listed as Existing Shareholders of the Company on Schedule A hereto (each an “Existing Shareholder” and, collectively, the “Existing Shareholders”), TMP Worldwide Limited, a company organized under the laws of the United Kingdom (the “Investor”, and collectively with the Existing Shareholders, the “Shareholders” and each a “Shareholder”) and China HR.com Holdings Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands (the “Company”).  Monster Worldwide, Inc., a Delaware corporation (“Monster”), which is the ultimate parent company of the Investor, is also a party to certain specified provisions of this Agreement as more fully set forth below.

BACKGROUND

WHEREAS, the Shareholders are holders of all of the issued and outstanding ordinary shares of the Company, U.S.$.05 par value per share (the “Ordinary Shares”);

WHEREAS, the Company, the Investor and certain Shareholders are parties to an Ordinary Shares Purchase Agreement (the “Purchase Agreement”), dated January 30, 2005, pursuant to which the Investor is contemporaneously herewith acquiring 22,815,357 Ordinary Shares from the Company (the “Shares”);

WHEREAS, the Company and certain of the Existing Shareholders are parties to the Share Subscription Agreement, dated March 24, 2000 (the “2000 Subscription Agreement”), which the parties thereto desire to terminate in connection with entering into this Agreement and the Purchase Agreement;

WHEREAS, the Company and certain of the Existing Shareholders are parties to the Subscription Agreement, dated July 13, 2001 (the “2001 Subscription Agreement”), which the parties thereto desire to terminate in connection with entering into this Agreement and the Purchase Agreement;

WHEREAS, the Company and certain of the Existing Shareholders are parties to the Shareholders’ Agreement, dated March 29, 2000 (the “Prior Agreement”), as amended by the Supplemental Agreement, dated July 13, 2001 (the “Prior Agreement Supplement”), each of which the parties thereto desire to terminate in connection with the entering into this Agreement and the Purchase Agreement; and

WHEREAS, the parties’ obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement by the Existing Shareholders, the Investor and the

Company and the termination of the 2000 Subscription Agreement, the 2001 Subscription Agreement, the Prior Agreement and the Prior Agreement Supplement (collectively, the “Old Agreements”) by the parties thereto.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

SECTION 1.  DEFINITIONS.

1.1          “Affiliate” shall mean, with respect to any specified person, (i) any other person that owns (directly or indirectly), individually or as part of a group (as determined pursuant to Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), greater than fifty percent (50%) of the voting shares or other capital interest of such specified person, (ii) any other person of whom greater than fifty percent (50%) of the voting shares or other capital interest is owned by (directly or indirectly), individually or as part of a group (as determined pursuant to Rule 13d-5 under the Exchange Act, by such person, and (iii) any other person controlling, controlled by or under common control with such person.

1.2          “Call Fair Market Value” per Ordinary Share shall be equal to the amount determined by [*].

1.3          “Fully Diluted Ordinary Shares” shall mean the Company’s outstanding Ordinary Shares and Ordinary Shares issued or issuable upon conversion of any of the Company’s outstanding preference shares, or upon exercise of outstanding rights, options and warrants to acquire Ordinary Shares and any other Ordinary Share equivalents.

1.4          “Put Fair Market Value” per Ordinary Share shall be equal to the amount determined by [*].

1.5          “Qualified IPO” shall mean a firm commitment initial public offering by the Company of its Ordinary Shares pursuant to a registration statement under the United States Securities Act (i) with an aggregate offering price of at least Fifty Million United States Dollars (U.S.$50,000,000) and (ii) at a per share price equal to at least U.S.$3.00 (subject to adjustment for share dividends, recapitalizations, splits and similar events).

1.6          [*]

1.7          “Securities Act” shall mean the Securities Act of 1933, as amended.

* Confidential

SECTION 2.  PROPOSED TRANSFERS BY THE SHAREHOLDERS.

2.1          Prohibitions.

(a)           Prohibitions During Standstill Period.  Except as otherwise provided herein, within three (3) years from the date of this Agreement (the “Standstill Period”), no Shareholder may purchase, sell or transfer his, her or its Ordinary Shares, or any options, warrants, or other securities of any type whatsoever that are convertible into Ordinary Shares.  Ordinary Shares and any options, warrants or other securities of any type whatsoever that are convertible into Ordinary Shares are sometimes collectively referred to as “Equity Securities”.

(b)           Other Prohibitions.  Except for the Investor and its Affiliates, no Shareholder that is not a natural person may permit the transfer of any equity securities or other interests in such Shareholder at any time.

2.2          Right of First Refusal.

(a)           Transfer Notice.  Except in the case of the Specified Redemption (as defined below), if at any time after the end of the Standstill Period, any Shareholder (the “Selling Shareholder”) proposes, directly or indirectly, to transfer by sale, assignment or gift any Ordinary Shares or any other Equity Securities to one or more third parties pursuant to an understanding with such third parties (a “Transfer”), then the Selling Shareholder shall give the Company and the other Shareholders (the “Non-Selling Shareholders”), written notice of the Selling Shareholder’s intention to make the Transfer (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.  The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice.  The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b)           Non-Selling Shareholders’ Option.  Each of the Non-Selling Shareholders shall have an option for a period of thirty (30) days from its receipt of the Transfer Notice to elect to purchase up to its Right of First Refusal Pro Rata Portion (as defined below) of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.  With respect to each Non-Selling Shareholder, its “Right of First Refusal Pro Rata Portion” shall mean the number of Offered Shares multiplied by a fraction, the numerator of which shall equal the number of Equity Securities then held by the Non-Selling Shareholder, and the denominator of which shall equal the total number of Equity Securities held by all Non-Selling Shareholders, in each case on a fully diluted basis assuming full conversion, exercise and exchange of all options, warrants and other convertible securities.  Each Non-Selling Shareholder may exercise its right of first refusal by notifying the Selling Shareholder and the Company in writing before expiration of the thirty (30) day period as to the number of Offered Shares which it wishes to purchase.  Within five (5) days after the expiration of the foregoing period, the Selling Shareholder shall give the Company and the Non-Selling Shareholders written notice of the amount of Offered Shares proposed to be sold after giving effect to the exercise of rights under this Section 2.2(b) (the “Second Notice”).

2.3          Right of Co-Sale. At any time after the end of the Standstill Period, to the extent the Non-Selling Shareholders do not exercise their right of refusal as to all of the Offered Shares pursuant to Section 2.2 above, the Non-Selling Shareholders shall have the right to participate in the proposed Transfer, to the extent of their respective Right of Co-Sale Pro Rata Portion (as defined below), on the same terms and conditions as specified in the Transfer Notice.  With respect to each Non-Selling Shareholder, the Right of Co-Sale Pro Rata Portion shall mean the number of Offered Shares proposed to be transferred to a prospective transferee after giving effect to the exercise of rights under Section 2.2(b) above multiplied by a fraction, the numerator of which shall equal the number of Equity Securities then held by a Non-Selling Shareholder, and the denominator of which shall equal the number of Equity Securities held by all Shareholders, in each case on a fully diluted basis assuming full conversion, exercise and exchange of all options, warrants and other convertible securities.  Each Non-Selling Shareholder shall exercise its right of co-sale by delivering a written notice to the Selling Shareholder and the Company prior to the expiration of thirty (30) days after receipt of the Second Notice, indicating the number of shares of Equity Securities the Non-Selling Shareholder wishes to sell under its right to participate. To the extent that the Non-Selling Shareholders exercise such right of co-sale, the number of shares of Equity Securities that the Selling Shareholder may sell in the Transfer shall be correspondingly reduced.

2.4          Non-Exercise of Rights.  To the extent that the Non-Selling Shareholders have not exercised their right to purchase the Offered Shares nor their right to participate in the sale of the Offered Shares within the time periods specified in Section 2.2 and Section 2.3, the Selling Shareholder shall have a period of thirty (30) days from the expiration of the thirty (30)-day time period set forth in Section 2.3 in which to sell the Offered Shares to the third-party transferee(s) identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the transferee(s) than those specified in the Transfer Notice. In the event the Selling Shareholder does not consummate the sale or disposition of the Offered Shares within the thirty (30) day period set forth in this Section 2.4, the Non-Selling Shareholders’ first refusal rights and co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Selling Shareholder until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Non-Selling Shareholders under this Section 2.4 to purchase Equity Securities from the Selling Shareholder or to participate in sales of Equity Securities by the Selling Shareholder shall not adversely affect their rights to make subsequent purchases from the Selling Shareholder of Equity Securities or subsequently participate in sales of Equity Securities by the Selling Shareholder.

2.5          Closing.  Each Non-Selling Shareholder shall effect its participation in a sale pursuant to Section 2.3 hereof by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent that number of Equity Securities which the Non-Selling Shareholder elects to sell.  The share certificate or certificates that the Non-Selling Shareholders deliver to the Selling Shareholder pursuant to Section 2.3 shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to each Non-Selling Shareholder that portion of the sale proceeds to which such Non-Selling Shareholder is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser, or purchasers, prohibits such assignment or otherwise refuses to purchase shares or other securities from a Non-Selling Shareholder in connection with the exercise of its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from the Non-Selling Shareholder.  To the extent that a Non-Selling Shareholder elects to purchase any of the Offered Shares covered in the Transfer Notice directly from the Selling Shareholder, then such Selling Shareholder shall within ninety (90) days of the date of the Transfer Notice (or, if earlier, simultaneous with the consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice) deliver certificate(s) for such shares to the Non-Selling Shareholder who shall deliver to the Selling Shareholder the consideration of the type and on the terms set forth in the Transfer Notice.

SECTION 3.  EXEMPT TRANSFERS; PROHIBITIONS.

3.1          Certain Transfers.  The provisions of Section 2 shall not apply to:  (a) any transfer of Equity Securities to the ancestors, descendants, siblings or spouse of a Shareholder, or to trusts, family limited partnerships or similar estate planning entities for the benefit of such persons including such Shareholder; (b) any transfer of Equity Securities to a subsidiary, affiliate, parent, partner, limited partner, retired partner, member, retired member or shareholder of a holder of Equity Securities, and (c) any bona fide gift, provided that, in any such case described in (a) through (c) above the Shareholder gives the Board of Directors of the Company prior written notice of such transfer or gift and the transferee or donee shall first furnish the Company with a written agreement, in form and substance reasonably acceptable to the Board of Directors, to be bound by and comply with all provisions of this Agreement as well as the terms of any other restrictive agreement to which such Equity Securities are subject.  Such transferred Equity Securities shall remain “Equity Securities” hereunder, and such pledgee, transferee or donee shall be treated as a “Shareholder” for purposes of this Agreement.

3.2          Public Offering; Company Transfers.  Notwithstanding the foregoing, the provisions of Section 2 shall not apply to the sale of any Equity Securities (a) to the public in a Qualified IPO; or (b) to the Company, including but not limited to the sale to the Company of 15,970,750 Ordinary Shares from Shareholders at an aggregate purchase price of Thirty Five Million United States Dollars (U.S.$35,000,000) and a purchase price per share equal to the purchase price per share payable by the Investor under the Purchase Agreement (the “Specified Redemption”).

3.3          Prohibited Transfers.  No Existing Shareholder shall either directly or indirectly, sell, assign, mortgage, transfer, pledge, create a security interest in or lien upon, encumber, give, place in trust, hypothecate, or otherwise in any manner voluntarily or involuntarily dispose of, any or all of its Ordinary Shares or any other Equity Securities except and only to the extent expressly permitted by the provisions of Section 2, Sections 3.1 and 3.2, Section 4 and Section 5.

SECTION 4.  PROHIBITED TRANSFERS; EFFECT OF BREACH.

4.1          Put Option Right.  In the event a Shareholder (the “Breaching Shareholder”) should sell or attempt to sell any Equity Securities in contravention of the provisions of Section 2 of this Agreement (a “Prohibited Transfer”), the other Shareholders (the “Non-Breaching Shareholders”), in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided in Section 4.2 below, and the Breaching Shareholder who breached or attempted to breach such provisions shall be bound by the applicable provisions of such option.

4.2          Put Option.  In the event of a Prohibited Transfer, the Non-Breaching Shareholders shall have the right to sell to the Breaching Shareholder the number of Equity Securities equal to the number of Equity Securities the Non-Breaching Shareholders would have been entitled to transfer to the transferee in the Prohibited Transfer had the Prohibited Transfer under Section 2 hereof been effected pursuant to and in compliance with the terms hereof.  Such sale shall be made on the following terms and conditions:

(a)           the price per share at which the Equity Securities are to be sold shall be equal to the greater of (i)  the price per share paid by the transferee in the Prohibited Transfer and (ii) the Call Fair Market Value.  The Breaching Shareholder shall also reimburse the Non-Breaching Shareholders for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Non-Breaching Shareholders’ rights under Section 2;

(b)           within ninety (90) days after the later of the dates on which the Non-Breaching Shareholders (i) received notice of the Prohibited Transfer or (ii) otherwise became aware of the Prohibited Transfer, the Non-Breaching Shareholders shall, if exercising the option created hereby, deliver to the Breaching Shareholder the certificate or certificates representing Equity Securities to be sold, each certificate to be properly endorsed for transfer;

(c)           the Breaching Shareholder shall, upon receipt of the certificate or certificates for the Equity Securities to be sold by the Non-Breaching Shareholders, pursuant to this Section 4.2, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section 4.2(a), in cash or by other means acceptable to the Non-Breaching Shareholders; and

(d)           notwithstanding the foregoing, any attempt by a Breaching Shareholder to transfer Equity Securities in violation of Sections 2 or 3 hereof shall be void, and the Company agrees that it will not effect such a transfer nor will it treat any alleged transferee as the holder of such Equity Securities without the written consent of the Non-Breaching Shareholders.  The exercise of any Non-Breaching Shareholder’s rights under the provisions of this Section 4.2 shall not be deemed to be consent to or ratification of a violation of Section 2 hereof.

SECTION 5.  PUT AND CALL OPTION.

5.1          Put Option.  In the event that the Company has not consummated a Qualified IPO prior to the third anniversary of the date of this Agreement, the Investor hereby grants to the Existing Shareholders the right and option (the “Put Option”), exercisable at any time during the eighteen (18) month period immediately following the third anniversary of the date of this Agreement (the “Exercise Period”), to cause the Investor to purchase all, but not less than all, of each and every Existing Shareholder’s Ordinary Shares (the “Put Option Shares”) for the Put Fair Market Value.

5.2          Exercise of Put Option.  The Put Option must be exercised by each and every Existing Shareholder, if at all, during the Exercise Period only by the delivery during the Exercise Period of a written notice, signed by all of the Existing Shareholders, to the Company and the Investor (the “Put Option Notice”) specifying the (i) exercise of the Put Option, (ii) the Put Fair Market Value and (iii) the proposed delivery date of the Put Option Shares which shall be at least twenty (20) days from the date of the Put Option Notice (the “Put Option Closing Date”).  In the event the Put Option is not exercised during the Exercise Period in accordance with the terms hereof, the Put Option shall automatically expire and be of no force or effect.

5.3          Put Option Closing.  Upon the Existing Shareholders’ election to exercise the Put Option, on the Put Option Closing Date each Existing Shareholder shall deliver (a) the share certificate or certificates and a duly executed stock power in favor of the Investor or its designee representing the Put Option Shares to the Investor and (b) a duly executed ordinary shares purchase agreement in substantially the form of the Purchase Agreement (the “Put Purchase Agreement”), containing, among other things, (i) representations and warranties of the Company and the Investor which shall speak on and as of the date of signing and closing of such transaction and shall in other respects be identical to the representations and warranties provided in Section 2 of the Purchase Agreement and representations and warranties providing that upon delivery of the Put Option Shares the Investor shall acquire good, valid and marketable title to the Put Option Shares free and clear of any liens, claims or encumbrances imposed by any action or omission of the Existing Shareholders or the Company, provided, however, that (x) the Schedule of Exceptions thereto shall be updated to reflect the then-current situation of the Company and its subsidiaries, and (y) the financial information shall reflect the two most recent fiscal years plus the most recent practicable interim period, (ii) agreements and indemnities of the Company, the Existing Shareholders and the Investor identical to those provided in Sections 6 and 7 of the Purchase Agreement and (iii) covenants prohibiting the Existing Shareholders and their Affiliates from directly or indirectly (x) competing in or into the Peoples Republic of China and any other countries in which or into which the Company or its subsidiaries conducts business or (y) soliciting, servicing or hiring any then-current or former clients or employees of the Company or its subsidiaries, in each case for a period of twenty-four (24) months from the date of the closing of the Put Purchase Agreement and (iv) confidentiality agreements of the Existing Shareholders.  It is understood and agreed that the Investor may by written notice to the Company refuse to consummate the Put Option in the event that (a) the information reflected in the Schedule of Exceptions to the proposed Put Purchase Agreement as compared to the Schedule of Exceptions attached to the Purchase Agreement materially adversely affects the value of the Company and its subsidiaries or the value to the Investor of the proposed investment, (b) there exists any suit, action, proceeding, legislation, ruling, order or injunction (or reasonable threat thereof) or set of facts restraining or prohibiting the consummation of the transactions or which would compel the Investor to dispose of, discontinue or materially restrict the operations of a significant portion of the business of the Company and its subsidiaries, including but not limited to any governmental or regulatory authority prohibition or limitation materially affecting the Investor’s right to own shares of the Company or any of its direct or indirect subsidiaries, including without limitation China-HR.com Corporation, China HR.com (Hong Kong) Limited, Ecareer (Shanghai) Limited or Ecareer (Beijing Limited), (c) there has been a material adverse change in the assets, condition (financial or otherwise), operating results, business activities or operations of the Company and its subsidiaries, or (d) the Company or any Existing Shareholder have breached one or more provisions of this Agreement and such breaches, individually or in the aggregate, materially adversely affect the value of the Company and its subsidiaries or the value to the Investor of the proposed investment.  The exercise of the Investor’s rights under the immediately preceding sentence is sometimes called a “Put Refusal”.  Any disputes over whether or not the Put Refusal grounds set forth above have been met shall be submitted to binding arbitration in accordance with Section 5.15 below.  If the Investor refuses to or fails to purchase the Put Option Shares for any reason other than a Put Refusal (a “Put Breach”), including, without limitation, the lack of funds to pay the Put Fair Market Value, then the Existing Shareholders shall have the right and option to purchase at [*] (the “Repurchase Right”). If the Existing Shareholders exercise the Repurchase Right, then the Repurchase Right shall be their sole and exclusive remedy arising out of or in connection with a Put Breach.  On the Put Option Closing Date, the Investor shall concurrently therewith remit to each Shareholder the Put Fair Market Value to which such Existing Shareholder is entitled by reason of its exercise of the Put Option.  In the event the Company is unable to deliver the Put Purchase Agreement in a form satisfactory to the Investor or the Investor has exercised its right of Put Refusal, then the Investor shall have no further obligation to purchase the Put Option Shares and the option contemplated by this Section 5.3 shall automatically expire and be of no further force or effect.  Notwithstanding the foregoing, the Put Option Closing shall not occur until the Put Fair Market Value is conclusively determined.

5.4          Company Call Option.  In the event that the Investor exercises its right of Put Refusal, the Investor hereby grants to the Company, the right and option (the “Company Call Option”), exercisable at any time after the date the Investor exercises its right of Put Refusal and for a period of thirty (30) days thereafter (the “Company Exercise Period”), to elect to purchase from the Investor, all, but not less than all, of the Ordinary Shares held by the Investor (the “Company Option Shares”) for the Call Fair Market Value.

5.5          Exercise of Company Call Option.  The Company Call Option may be exercised by the Company, if at all, during the Company Exercise Period only by the delivery during the Company Exercise Period of a written notice to the Investor (the “Company Option Notice”) specifying the (i) exercise of the Company Call Option, (ii) the Call Fair Market Value and (iii) the proposed delivery date of the Company Option Shares which shall be at least twenty (20) days from the date of the Company Option Notice (the “Company Option Closing Date”).  In the event the Company Call Option is not properly exercised during the Company Exercise Period in accordance with the terms hereof, the Company Call Option shall automatically expire and be of no force or effect and the Existing Shareholders shall be entitled to the Existing Shareholders Call Option (as hereinafter defined).

5.6          Company Call Option Closing.  Upon the Company’s election to exercise the Company Call Option, on the Company Option Closing Date the Investor shall deliver a share certificate or certificates and a duly executed stock power in favor of the Company representing

* Confidential

its Company Option Shares to the Company and the Company shall concurrently therewith remit to the Investor the Call Fair Market Value to which the Investor is entitled by reason of the Company’s exercise of the Company Call Option.  Upon delivery of the Company Option Shares to the Company, the Company shall acquire good, valid and marketable title to the Company Option Shares free and clear of any liens, claims or encumbrances imposed by any action or omission of the Investor.

5.7          Existing Shareholder Call Option.  In the event that the Investor exercises its right of Put Refusal and the Company does not properly exercise the Company Call Option within the Company Exercise Period, the Investor hereby grants to each Existing Shareholder, the right and option (the “Existing Shareholder Call Option”), exercisable at any time after the expiration of the Company Exercise Period and before the date which is one hundred twenty (120) days after the date the Investor exercises its right of Put Refusal (the “Existing Shareholder Exercise Period”), to elect to purchase from the Investor on a pro-rata basis, all, but not less than all, of the Ordinary Shares held by the Investor (the “Existing Shareholder Option Shares”) for the Call Fair Market Value.

5.8          Exercise of Existing Shareholder Call Option.  The Existing Shareholder Call Option may be exercised by each and every Existing Shareholder, if at all, during the Existing Shareholder Exercise Period only by the delivery during the Existing Shareholder Exercise Period of a written notice to the Investor (the “Existing Shareholder Option Notice”) specifying the (i) exercise of the Existing Shareholder Call Option, (ii) the Call Fair Market Value and (iii) the proposed delivery date of the Existing Shareholder Option Shares which shall be at least twenty (20) days after the date of the Existing Shareholder Option Notice (the “Existing Shareholder Option Closing Date”).  In the event the Existing Shareholder Call Option is not properly exercised during the Existing Shareholder Exercise Period in accordance with the terms hereof, the Existing Shareholder Call Option shall automatically expire and be of no force or effect.

5.9          Existing Shareholder Call Option Closing.  Upon the Existing Shareholders’ election to exercise the Existing Shareholder Call Option, on the Existing Shareholder Option Closing Date the Investor shall deliver a share certificate or certificates and a duly executed stock power in favor of each of the Existing Shareholders representing their pro-rata portion Existing Shareholder Option Shares to the Existing Shareholders and each Existing Shareholder shall concurrently therewith remit to the Investor its pro-rata portion of the Call Fair Market Value to which the Investor is entitled by reason of the Shareholders’ exercise of the Shareholder Call Option.  Upon delivery of the Existing Shareholder Option Shares to the Company, the Existing Shareholders shall acquire good, valid and marketable title to the Existing Shareholder Option Shares free and clear of any liens, claims or encumbrances imposed by any action or omission of the Investor.

5.10        Call Option.  The Existing Shareholders hereby grant to the Investor the right and option (the “Call Option”), exercisable at any time during the Exercise Period, to elect to purchase from the Existing Shareholders all, but not less than all, of the Company’s issued and outstanding Ordinary Shares owned by the Existing Shareholders (the “Call Option Shares”) at the Call Fair Market Value.

5.11        Exercise of Call Option.  The Call Option must be exercised by the Investor, if at all, during the Exercise Period only by the delivery during the Exercise Period of a written notice to the Company (the “Call Option Notice”) specifying the (i) exercise of the Call Option, (ii) the Call Fair Market Value and (iii) the proposed delivery date of the Call Option Shares which shall be at least twenty (20) days from the date of the Call Option Notice (the “Call Option Closing Date”).  In the event the Call Option is not properly exercised during the Exercise Period in accordance with the terms hereof, the Call Option shall automatically expire and be of no force or effect.

5.12        Call Option Closing.  Upon the Investor’s election to exercise the Call Option, on the Call Option Closing Date each Existing Shareholder shall deliver (a) share certificate or certificates and duly executed stock powers in favor of the Investor or its designee representing the Call Option Shares to the Investor and (b) a duly executed ordinary shares purchase agreement in substantially the form of the Purchase Agreement (the “Call Purchase Agreement”), containing, among other things, (i) representations and warranties of the Company and the Investor which shall speak on and as of the date of signing and closing of such transaction and shall in other respects be identical to the representations and warranties provided in Section 2 of the Purchase Agreement and representations and warranties providing that upon delivery of the Call Option Shares the Investor shall acquire good, valid and marketable title to the Call Option Shares free and clear of any liens, claims or encumbrances imposed by any action or omission of the Existing Shareholders or the Company, provided, however, that (x) the Schedule of Exceptions thereto shall be updated to reflect the then-current situation of the Company and its subsidiaries, and (y) the financial information shall reflect the two most recent fiscal years plus the most recent practicable interim period, (ii) agreements and indemnities of the Company, the Existing Shareholders and the Investor identical to those provided in Sections 6 and 7 of the Purchase Agreement, and (iii) covenants prohibiting the Existing Shareholders and their Affiliates from directly or indirectly (x) competing in or into the Peoples Republic of China and any other countries in which or into which the Company or its subsidiaries conducts business or (y) soliciting, servicing or hiring any then-current or former clients or employees of the Company or its subsidiaries, in each case for a period of twenty-four (24) months from the date of the closing of the Call Purchase Agreement and (iv) confidentiality agreements of the Existing Shareholders.  It is understood and agreed that the Investor may by written notice to the Company refuse to consummate the Call Option in the event that (a) the information reflected in the Schedule of Exceptions to the proposed Call Purchase Agreement as compared to the Schedule of Exceptions attached to the Purchase Agreement materially adversely affects the value of the Company and its subsidiaries or the value to the Investor of the proposed investment, (b) there exists any suit, action, proceeding, legislation, ruling, order or injunction (or reasonable threat thereof) or set of facts restraining or prohibiting the consummation of the transactions or which would compel the Investor to dispose of, discontinue or materially restrict the operations of a significant portion of the business of the Company and its subsidiaries, including but not limited to any governmental or regulatory authority prohibition or limitation materially affecting the Investor’s right to own shares of the Company or any of its direct or indirect subsidiaries, including without limitation China-HR.com Corporation, China HR.com (Hong Kong) Limited, Ecareer (Shanghai) Limited or Ecareer (Beijing Limited), (c) there has been a material adverse change in the assets, condition (financial or otherwise), operating results, business activities or operations of the Company and its subsidiaries or (d) the Company or any Existing Shareholder have breached one or more provisions of this Agreement and such breaches, individually or in the aggregate, materially adversely affect the value of the Company and its subsidiaries or the value to the Investor of the proposed investment.  The exercise of the Investor’s rights under the immediately preceding sentence is sometimes called a “Call Refusal”.  Any disputes over whether or not the Call Refusal grounds set forth above have been met shall be submitted to binding arbitration in accordance with Section 5.15 below.  On the Call Option Closing Date, the Investor shall concurrently therewith remit to the Existing Shareholders the Call Fair Market Value to which the Existing Shareholders are entitled by reason of the Investor’s exercise of the Call Option.  In the event the Company is unable to deliver the Call Purchase Agreement in a form reasonably satisfactory to the Investor or the Investor has exercised its right of Call Refusal, then the Investor shall have no further obligation to purchase the Call Option Shares.  Notwithstanding the foregoing, the Call Option Closing shall not occur until the Call Fair Market Value is conclusively determined.

5.13        Payment of Put Fair Market Value/Call Fair Market Value.  The Put Fair Market Value or Call Fair Market Value, as the case may be, payable to the Existing Shareholders by the Investor under any provision of this Section 5 may, at the election of the Investor, be paid in a combination of cash and unregistered shares of the common stock of the Investor’s parent company, Monster (“Monster Shares”), provided that Monster Shares shall constitute no more than one-half (1/2) of the Put Fair Market Value or Call Fair Market Value, as the case may be.  In the event the Investor elects to deliver Monster Shares, such Monster Shares shall be valued at the average of the closing prices per Monster Share as reported by the Nasdaq National Market for each day in the ten (10) business day period ending three (3) days before the applicable closing date and any Existing Shareholder receiving Monster Shares shall become party to a registration rights agreement which shall provide, among other things, for the filing of a registration statement registering any Monster Shares issued hereby within ten (10) business days from the Put Option Closing Date or Call Option Closing Date, as the case may be, and customary indemnification.  Notwithstanding anything to the contrary contained herein, if the Investor, on the one hand, or the Existing Shareholders, on the other hand, in their respective reasonable discretion, object to the computation of the Call Fair Market Value or the Put Fair Market Value, as the case may be, the Investor and the Existing Shareholders shall jointly retain a firm of recognized financial experts who shall be instructed to conclusively establish Call Fair Market Value or Put Fair Market Value, as the case may be.  The costs of such financial expert shall be paid by the Company and the determination of the Call Fair Market Value or the Put Fair Market Value by such financial expert shall be conclusive.

5.14        Conflicting Option Exercises.  In the event that both the Put Option Notice and the Call Option Notice are provided in accordance with this Agreement and the transactions contemplated by the earlier of such notices have not yet been consummated in accordance herewith, the Put Option Notice shall prevail (irrespective of the order in which the competing notices have been given).

5.15        Binding Arbitration.  If any dispute arises over whether or not the Put Refusal or Call Refusal grounds have been met or the Existing Shareholders seek any remedy for a Put Breach other than the Repurchase Right, injunctive relief or specific performance, the Existing Shareholders shall provide written notice of their objection or intent to pursue remedies for a Put Breach other than the Repurchase Right to the Investor no later than thirty (30) days after the Investor’s exercise of the Put Refusal, the Call Refusal or the occurrence of a Put Breach, as the case may be.  Promptly thereafter, such dispute shall be submitted to binding arbitration at Hong Kong International Arbitration Centre in accordance with the commercial UNCITRAL Arbitration Rules then in effect (the “UNCITRAL Rules”).  The arbitration tribunal shall consist of three (3) arbitrators experienced in New York corporate law and matters of this nature who shall be appointed according the UNCITRAL Rules.  The language of the arbitration shall be English.

SECTION 6.  LEGEND.

6.1          Legend.  Each certificate representing Equity Securities now or hereafter owned by any Shareholder, or issued to any person in connection with a transfer from a Shareholder pursuant hereto shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SHAREHOLDERS AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY CONTAINING, AMONG OTHER THINGS CERTAIN AGREEMENTS TO VOTE SUCH SECURITIES AS SPECIFIED IN SUCH AGREEMENT.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

6.2          Stop Orders.  Each Shareholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 6.1 above to enforce the provisions of this Agreement and the Company agrees to do so promptly.  The legend shall be removed upon termination of this Agreement.

SECTION 7.  AFFIRMATIVE COVENANTS OF THE COMPANY.

The Company hereby covenants and agrees as follows:

7.1          Financial Information.  The Company shall furnish the following reports to the Investor:

(a)           as soon as practicable after the end of each fiscal year of the Company, and in any event within sixty (60) days thereafter, management accounts for the preceding fiscal year prepared by the Company in accordance with International Standards on Accounting (“ISA”) consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year;

(b)           as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated income statement, consolidated statement in changes in equity and consolidated cash flow statement for the fiscal year then ended, prepared in accordance with ISA consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, and audited and certified by a firm of independent public accountants of recognized international standing selected by the Board of Directors of the Company;

(c)           as soon as practicable after the end of each of the first three fiscal quarters of each fiscal year of the Company, and in any event within forty-five (45) days after the end of each of the first three fiscal quarters, a consolidated balance sheet of the Company and its subsidiaries, if any as of the end of such quarter, and the related consolidated income statement, consolidated statement in changes in equity and consolidated cash flow statement of the Company and its subsidiaries, if any, for the current fiscal year to date, unaudited but prepared in accordance with ISA consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, together with a comparison of such statements to the Budget (as herein defined), subject to changes resulting from immaterial normal year-end audit adjustments, all in reasonable detail and certified by the principal financial officer of the Company; and

(d)           as soon as practicable after the end of each month of each fiscal year of the Company, and in any event within twenty (20) days after the end of each month, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such month, and the related consolidated income statement, consolidated statement in changes in equity and consolidated cash flow statement of the Company and its subsidiaries, if any, as of the end of such month, unaudited but prepared in accordance with ISA consistently applied and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year for the material business units, together with a comparison of such statements to the Budget, subject to changes resulting from immaterial normal year-end audit adjustments, all in reasonable detail and certified by the principal financial officer of the Company.

Notwithstanding anything to the contrary set forth above, each report delivered pursuant to this Section 7.1 shall specifically (i) reconcile net income as reported on the consolidated income statement according to ISA with net income according to generally accepted accounting principles in the United States (“GAAP”) and such reconciliation shall be provided to the Investor in a tabular format with each material reconciling item described and quantified in reasonable detail, and (ii) indicate the amount of each material variation between the amount of any line item appearing in the consolidated balance sheet prepared in according to ISA and the amount of any line item appearing on the consolidated balance sheet prepared according to GAAP.

7.2          Additional Information and Rights.

(a)           Upon notification by the Investor, the Company shall permit the Investor to visit and inspect any of the properties of the Company and its subsidiaries, including its books of account and other records, including without limitation, contracts, agreements and any other obligations enforceable against the Company or its subsidiaries (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with the officers of the Company and its subsidiaries and its independent public accountants, all at such reasonable times and as often as the Investor may reasonably request.

(b)           The Company shall deliver to the Investor annually (and in any event no later than thirty (30) days before the end of each fiscal year) a budget and business plan of the Company and its subsidiaries for the next fiscal year and the next five fiscal years (the “Budget”), in such manner and form as approved by the Board of Directors of the Company, including the Investor Directors (as hereinafter defined), which shall include at least a projection of income and a projected cash flow statement for each fiscal quarter in such fiscal year.  The Company will use its best efforts to operate within the Budget, as approved by the Board of Directors of the Company, applicable to each respective fiscal year.  It is understood that no Budget nor deviation therefrom shall be operative unless it is affirmatively approved by at least one of the Investor Directors.

(c)           The provisions of Section 7.1 and this Section 7.2 shall not be in limitation of any rights which the Investor may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under applicable law.

(d)           The Investor hereby agrees to use all proprietary and confidential information obtained from the Company under this Section 7 solely in connection with its investment in the Company, to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 7.

7.3          Meetings of Directors.  The Company shall hold meetings of the Company’s Board of Directors not less than four (4) times a year on a quarterly basis, which may be held in person or by conference telephone by means of which all persons participating in the meeting can hear each other.

7.4          Expenses of Directors.  The Company shall promptly reimburse in full, each director of the Company who is not an employee of the Company attending a meeting of the Board of Directors or any committee for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any committee thereof.

7.5          Prompt Payment of Taxes, etc.  The Company will promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

7.6          Tax Matters.  Upon the Investor’s request, the Company shall provide the Investor with such information as it shall reasonably request in connection with each of the Investor’s and/or its Affiliates’ preparation of their respective tax returns or to make any tax election that may be available to the Investor and/or its Affiliates.  Neither the Company nor any

of its subsidiaries shall make or agree to make any election for any United States tax purpose without the prior written consent of the Investor.

7.7          Insurance.  The Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion or other risks customarily insured against by companies in the Company’s line of business, in amounts sufficient to prevent the Company or any subsidiary from becoming a co-insurer and not in any event less than 100% of the insurable value of the property insured; and the Company will maintain and cause its subsidiaries to maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and to the extent available on commercially reasonable terms.  In addition to the foregoing, the Company shall obtain and maintain in full force and effect, from financially sound and reputable insurers, directors and officers insurance in a minimum amount deemed reasonable by the Board of Directors for the benefit of each of its directors and officers.

7.8          Compliance with Certain Requirements.  The Company and all its subsidiaries shall duly observe and conform to all requirements of governmental authorities relating to the conduct of their businesses or their properties or assets.  The Company will use its best efforts to ensure that the representations and warranties set forth in Sections 2.11, 2.12, 2.19, 2.23, 2.25, 2.28 and 2.30 of the Purchase Agreement remain true, correct and complete from and after the date hereof on each and every day during the term of this Agreement as if made on and as of each day during the term hereof.  The Company shall use, and cause its subsidiaries to use, commercially reasonable efforts to comply with the best industry practices in the respective jurisdictions where it or they do business.

7.9          Maintenance of Corporate Existence, etc.  The Company and its subsidiaries shall maintain in full force and effect their corporate existence, permits, rights and franchises necessary to conduct their business and all licenses and other rights to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary necessary to conduct their business.

7.10        Regulatory Compliance.  The Company will use commercially reasonable efforts, and will cause its subsidiaries, including without limitation, China-HR.com Corporation, China HR.com (Hong Kong) Limited, Ecareer (Beijing) Limited, Ecareer (Shanghai) Limited, and Beijing YiJiaXin (E-Channel) Enterprise Management and Consultant Co. Ltd. (“E-Channel”) to use commercially reasonable efforts, to obtain or maintain all such licenses, permits, certificates and approvals necessary for ownership and operation of their business in China as soon as practicable after the date of this Agreement and the Company hereby agrees that the Investor shall have the right to approve any arrangements relating to the relationship of the Company and/or any of its subsidiaries or affiliates with E-Channel, including without limitation, the right to approve any new shareholder or shareholders of E-Channel.

SECTION 8.  NEGATIVE COVENANTS OF THE COMPANY.

Without the prior written approval of a majority of the members of the Board of Directors and at least one Investor Director, the Company will not take or permit to occur, and the

Shareholders will ensure that the Company does not take or permit to occur, any of the actions set forth in this Section 8.

8.1          Management.

(a)           Recruit, hire or dismiss the Company’s chief executive officer or any employee or officer who shall be assigned duties or responsibilities substantially similar to those of such officer; or

(b)           Recruit, hire or dismiss any of the Company’s chief financial officer or chief technology officer, or any employee or officer who shall be assigned duties or responsibilities substantially similar to those of such officers.

8.2          Affiliate Transactions.  Enter into, or permit any subsidiary to enter into, any transaction with any of its Affiliates, except for normal employment arrangements and benefit programs on reasonable terms and except as approved by a majority of the members of the Board who do not have an interest in any such transaction; provided, however, nothing in this Section 8.2 shall be deemed to prohibit transactions between the Company and its subsidiaries or between such subsidiaries.

8.3          Capital Expenditures.  Make, or permit any subsidiary to make in any fiscal year, capital expenditures or financial commitments (including, without limitation, payments with respect to capital leases as determined in accordance with GAAP) exceeding, in the aggregate and, on a consolidated basis, U.S.$75,000, except as set forth in the Budget.

8.4          Employee Benefit Plan.  Create or change any management or employee incentive plan, or any share plan, option plan, or other agreement or understanding or right to purchase capital shares of the Company, including but not limited to employee options.

8.5          Security Interests.  Become subject to any mortgage, pledge, lien, encumbrance, charge, restriction (including without limitation restrictions on transfer) or any other security interest on any of the Company’s or its subsidiaries intellectual property.

8.6          Indebtedness.  Incur indebtedness in excess of U.S.$1,000,000 in the aggregate.

8.7          Joint Venture.  Enter into a strategic acquisition, strategic alliance, joint venture or any other relationship in a transaction or transactions with a third party.

8.8          Dividends; Redemption.  Pay or declare any dividend or make any distribution on, redeem, purchase or otherwise acquire any Ordinary Shares, except for the Specified Redemption.

8.9          Issuance of Securities.  Issue or enter into a contract to issue any Equity Securities.

SECTION 9.  ANTI-DILUTION PROTECTION.

The Investor shall have the right and option to purchase up to its pro rata share of New Securities (as defined below) which the Company may, from time to time, propose to sell and issue to any third party, on the same terms and at the same price that the Company proposes to sell and issue to such third party.  The Investor’s pro rata share, for purposes of this right, is the ratio of the number of Fully Diluted Ordinary Shares owned by the Investor immediately prior to the issuance of New Securities to the total number of Fully Diluted Ordinary Shares outstanding immediately prior to the issuance of New Securities.  For the purposes of clarity, it is the parties intent that from and after the closing of the transactions contemplated by the Purchase Agreement and the concurrent closing of the Specified Redemption, and except as contemplated by Section 5 and Section 10.2 hereof, the Investor shall at all times during the term of this Agreement own 40% of the Company’s Fully Diluted Ordinary Shares. The reference to 40% in the immediately preceding sentence shall from time to time automatically be deemed increased or decreased, as the case may be, as a result of increases or decreases in the Investor’s percentage ownership resulting directly from the Investor’s exercise of its rights under Sections 2 or 4.2 above. This right shall be subject to the following provisions:

(a)           “New Securities” shall mean any share capital (including Ordinary Shares) of the Company whether now authorized or not, and rights, options or warrants to purchase such share capital, and securities of any type whatsoever that are, or may become, convertible into share capital; provided that the term “New Securities” does not include: (i) securities purchased or issued under the Purchase Agreement; (ii) securities issued in a Qualified IPO; (iii) securities issued in connection with any share split or share dividend of the Company as a result of which the of ratio of the number of Fully Diluted Ordinary Shares owned by the Investor to the total number of Fully Diluted Ordinary Shares outstanding remains unchanged; and (iv) securities issued pursuant to the conversion or exercise of convertible or exercisable securities or options issued or granted as of the date hereof under the Company’s 2005 Stock Incentive Plan.

(b)           In the event the Company proposes to undertake an issuance of New Securities, it shall give the Investor written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same.  If the Investor elects to exercise its right to anti-dilution protection under this Section 9, the Investor shall, within twenty (20) business days of its receipt of the notice from the Company, deliver a written notice to the Company setting forth the number of New Securities it wishes to purchase from the Company and the aggregate purchase price.  The Company shall issue to the Investor its pro rata share of the New Securities in exchange for such purchase price.

(c)           The provisions of this Section 9 shall not in any way limit the other provisions of this Agreement, including but not limited to the provisions of Sections 7 and 8 hereof.

SECTION 10.  QUALIFIED IPO.

10.1        Investor Assistance.  At the Company’s request, the Investor shall in good faith cooperate with the Company in order to facilitate the Company’s plans to effect a Qualified IPO,

and in connection with the foregoing the Investor shall take such actions as may be reasonably requested from time to time by the Company.  The parties understand and hereby agree that the Investor will not sell any Shares as part of a Qualified IPO.

10.2        Qualified IPO Shares.  In the event the Company consummates a Qualified IPO prior to the third anniversary of the date of this Agreement, at or concurrently with the sale of the Company’s Ordinary Shares pursuant to such Qualified IPO, the Investor shall have the right to acquire directly from the Company at the Qualified IPO price per share, an interest in the Company which subsequent to the consummation of its Qualified IPO shall constitute fifty-one percent (51%) of the Company’s Fully Diluted Ordinary Shares and shall entitle the Investor to seventy percent (70%) of the voting power of the Company’s Fully Diluted Ordinary Shares.

SECTION 11.  BOARD OF DIRECTORS.

(a)           Each of the parties to this Agreement shall take all actions within their respective power, including but not limited to, the voting of all share capital of the Company owned by them, required to cause no less than forty percent (40%) of the Board of Directors of the Company (the “Board of Directors”) to consist of representatives designated from time to time by the Investor (the “Investor Directors”) at all times. The representatives initially designated to the Board of Directors by the Investor shall be Andrew J. McKelvey and two other directors to be designated by the Investor on or after the date of this Agreement.  The appointment of the three representatives of the Investor shall be effective as of the date of this Agreement or, if later, the date of designation by the Investor.  Notwithstanding the foregoing, at no time shall the Investor Directors constitute less than forty percent (40%) of the members of the Board of Directors, in the event the size of the Board of Directors is increased or decreased from time to time.

(b)           In the event any director elected to the Board of Directors after being designated by the Investor as a candidate for membership pursuant to this Section 11 dies, resigns, is removed or otherwise ceases to serve as a member of the Board of Directors, the Company shall give notice thereof to the Investor and the Investor shall promptly designate a successor and notify the Board of Directors of its selection, and the Board of Directors shall act promptly to fill the vacancy with such designee in accordance with this Section 11, the Company’s Memorandum of Association and Articles of Association.

(c)           Each party hereto hereby agrees to cast such party’s votes for, or give such party’s written consent to, the removal of a designee of the Investor on the Board of Directors at any time upon receipt of instructions in writing to such effect, signed by the Investor.

(d)           The Board of Directors of the Company shall have no right to fill any vacancy on the Board for which the Investor has the right to designate a candidate unless such vacancy is filled by a designee of the Investor having the right to designate such director.

(e)           The directors of the Company shall be insured by the Company as set forth in Section 7.8, through the purchase of director’s liability insurance in such amount as is determined by the Board of Directors, and shall be indemnified by the Company to the fullest extent provided under applicable law.

(f)            The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

SECTION 12.  NON-COMPETITION; CONFIDENTIALITY.

12.1        Non-competition.  (a)  Each of the Investor and Monster agrees that for a period of three (3) years after the date hereof, it and its subsidiaries will not engage, directly or indirectly, in the Internet job board business in or into China, it being understood, however, that the foregoing shall not in any way be deemed to preclude: (i) posting of jobs or acquisition of resume licenses, the viewing of jobs or posting of resumes, or use of any other services or products by persons or entities based in China on any websites of Monster or its subsidiaries not based in or targeted to China (except as otherwise provided in (ii) and (iii) below; (ii) any and all current or future activities of or relating to the Hong Kong job board of Monster or its subsidiaries, currently located at www.monster.com.hk <<http://www.monster.com.hk>>, including but not limited to posting of jobs or acquisition of resumes licenses, the viewing of jobs or posting of resumes, or use of any other services or products by persons or entities based in China, whether or not such site is targeted to China (including but not limited to programs similar to the “Destination China” program currently available through <<http://destinationchina.comonster.com.hk>>); and (iii) any and all activities relating to the recruitment advertising business of Monster and its subsidiaries including, without limitation, the placement of help wanted advertisements in newspapers and online job boards of those who may be competitors of the Company, whether or not such businesses are located in or targeted to China, it being understood that the recruitment advertising business of Monster and its subsidiaries is, among other things, in the process of applying for representative office status in Shanghai and is anticipated to be involved in the development of interactive products and online job boards for clients within China and elsewhere.

(b)           Each Existing Shareholder agrees that for a period of three (3) years after the date hereof, neither it nor any of its affiliates will, directly or indirectly, engage in the Internet job board business in or into China.

(c)           Notwithstanding the foregoing, nothing contained in this Section 12.1 shall prohibit the Investor, Monster, the Existing Shareholders nor any of their respective affiliates from owning not more than an aggregate of five percent (5%) of any class of stock of any company engaged directly or indirectly in the business in China which is listed on a national securities exchange or traded in the over-the-counter market. The Investor, Monster and each Existing Shareholder acknowledges that the restrictions set forth herein are reasonable, valid and necessary for the protection of the legitimate interest of the Company.

12.2        Confidentiality.  The Company and each Existing Shareholder agrees to maintain the confidentiality of the transactions contemplated by this Agreement and the Purchase Agreement and not to use the Monster name or any abbreviation or derivation thereof or hold itself out as having an affiliation with Monster, except to the extent otherwise (i) required by law or the regulations of applicable securities exchanges or (ii) consented to by the Investor or Monster.  It is understood that a press release and certain other general public disclosure is intended to be issued and made by the Company in connection with the consummation of the transactions contemplated hereby and by the Purchase Agreement and that such press release and the form and content of any such general public disclosure shall be subject to the prior review and prior approval of Monster.

SECTION 13.  MISCELLANEOUS.

13.1        Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York, without regard to that state’s conflicts of laws principles.

13.2        Amendment.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the Company, the Investor, Monster and the holders of a majority of the then outstanding Ordinary Shares.

13.3        Termination.  The rights and obligations set forth in Sections 7.1 and 7.2 shall terminate upon the closing of a public offering by the Company which results in the Company being required to file periodic reports under the Exchange Act.  Except for those set forth in Sections 12 and 13.11, all other rights and obligations established in this Agreement shall terminate upon the earliest of (a) the closing of a Qualified IPO (subject to concurrent compliance with the provisions of Section 10.2 above), (b) the closing of the Company’s sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of a merger or consolidation resulting in the exchange of the Company’s outstanding share capital for securities or consideration issued, or caused to be issued, by the acquiring entity, its subsidiary or another third party, provided that such sale has been approved by at least one Investor Director or (c) the closing, if any, of the options contemplated by Sections 5.3, 5.6, 5.9 or 5.12 hereof.

13.4        Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered by a courier addressed (a) if to a Shareholder, as may be indicated on Schedule A hereto, or at such other address as such holder or permitted assignee shall have furnished to the Company in writing, (b) if to the Investor, at the address or facsimile number indicated on the signature page hereof or (c) if to the Company, at the address or facsimile number indicated for the Company on the signature page hereof.  All such notices and other written communications shall be effective on the date of mailing, the time of confirmed facsimile transmission or the date of delivery if delivered by a courier, as the case may be.  Changes of address, telephone or facsimile numbers may be made by notices provided for herein.

13.5        Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.6        Counterparts; Originals.  This Agreement may be executed in two or more counterparts and delivered via facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed or delivered by telecopy or facsimile and execution in such manner shall constitute an original.

13.7        Entire Agreement; Consent; Termination of Agreements.  This Agreement constitutes the entire agreement between the parties relative to the specific subject matter hereof.  Any previous agreement among the parties relative to the specific subject matter hereof is superseded by this Agreement.  By their execution of this Agreement, the parties hereto who were parties to the Old Agreements are, with respect to the transactions contemplated hereby and by the Purchase Agreement, waiving their rights of participation arising out of, and giving such consent as may otherwise be required under the terms of each of the Old Agreements.  By their execution of this Agreement, the Company and the parties hereto who were parties to any of the Old Agreements agree that the rights and obligations set forth in each of the Old Agreements are automatically terminated and of no further force and effect as of the date hereof.

13.8        Further Assurances.  The parties agree, from time to time and without further consideration, to execute and deliver such further documents and take such further actions as reasonably may be required to implement and effectuate the transactions contemplated in this Agreement.

13.9        Successors and Assigns; Shareholders.  Except as otherwise provided herein, this Agreement will bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Shareholders and the Investor and any subsequent holder of Ordinary Shares and the respective successors and assigns of each of them, so long as they hold such shares.  None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any person by the Company.  This Agreement is not intended to create any third party beneficiaries.  Notwithstanding anything to the contrary contained herein, any holder of Ordinary Shares may become party to this Agreement in such capacity by executing and delivering a counterpart signature page to this Agreement and if accepted by the Company and the Investor through delivery of their respective signature pages to such holder, no further action or consent shall be required by any Shareholder.  Any person so added to this Agreement shall be listed on Schedule A hereto and shall thereafter be deemed to be a Shareholder for all purposes of this Agreement.  For the purposes of clarity, it is understood and agreed that the term “Shareholder” as used herein, does not include or refer to the Investor.

13.10      Attorney Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

13.11      “Market Stand-Off” Agreement. Except as otherwise contemplated by or permitted in this Agreement and except for transfers to Affiliates, the Investor agrees that from the date hereof until the date which is 365 days after the effective date of a registration statement which is actually utilized in conjunction with a Qualified IPO (the “Stand-Off Period”), it shall not sell or otherwise transfer or dispose of any Ordinary Shares of the Company held by the Investor.  Further, except as otherwise contemplated by or permitted in this Agreement, the

Investor agrees that during the Stand-Off Period, the Investor will not purchase or otherwise acquire additional Ordinary Shares.  The foregoing restrictions shall expire with respect to the Investor on the third anniversary of the date of this Agreement if the Company has not consummated a Qualified IPO prior to such date.  The Company may impose stop-transfer instructions with respect to the Ordinary Shares held by the Investor subject to the foregoing restriction until the end of the Stand-Off Period.

13.12      Specific Performance.  The parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement.  Therefore, in addition to all other rights and remedies, all parties hereto shall have the right to specific performance of the obligations of the other parties under this Agreement, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceedings is brought hereby waives the claim or defense therein that such party has or have an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

The foregoing Shareholders Agreement is hereby executed as of the date first above written.

CHINA HR.COM HOLDINGS LTD.

By:		/s/ Xu Xin
	Name:	(Kathy) Xu Xin
	Title:	Chairperson of the Board
	Address:	4/F, CITIC Buildings #2
19 Jianguomenwai Dajie
Chaoyang District
Beijing, China
Telephone:
Fax:

INVESTOR:

TMP WORLDWIDE LIMITED

By:		/s/ S.J. Cooney
	Name:	S.J. Cooney
	Title:	Director
	Address:	622 Third Avenue
New York, New York 10017
Telephone: (212) 351-7000
Facsimile: (917) 256-8526

EXISTING SHAREHOLDERS:

E-CAREER HOLDINGS LTD.

By:	/s/ Xu Xin
Name:	(Kathy) Xu Xin
Title:	Director

GOOD CONNECTION ENTERPRISES LIMITED

By:	/s/ Jiexian Zhang
Name: (James) Jiexian Zhang
Title: Director

MACINTOSH ASSOCIATES LIMITED

By:	/s/ Wong Siu Kong
Name: Wong Siu Kong
Title: Director

SURBITON INVESTMENTS LTD.

By:	/s/ Adrian Fu Hau Chak
Name: Adrian Fu Hau Chak
Title: Director

FULL MOON RESOURCES LIMITED

By:	/s/ Leung Pak To
Name: (Francis) Leung Pak To
Title: Director

BEAUCHAMP INTERNATIONAL LIMITED

By:	/s/ Yip Shiu Kwong
Name: (James) Yip Shiu Kwong
Title: Director

UNION ADVANCE GROUP LIMITED

By:		/s/ Zhang Jianguo
Name: Zhang Jianguo
Title: Director

GREAT STRATEGIES GROUP LIMITED

By:		/s/ Lu Xuebin
Name: Lu Xuebin
Title: Director

ALL UNITED CONSULTANTS GROUP LIMITED

By:		/s/ Zhang Xiaowen
Name: Zhang Xiaowen
Title: Director

EMPIRE PEOPLE LIMITED

By:		/s/ Tang Shengping
Name: Tang Shengping
Title: Director

AS TO SECTIONS 5.13, 12 AND 13 ONLY:

MONSTER WORLDWIDE, INC.

By:		/s/ Myron Olesnyckyj
	Name:	Myron Olesnckyj
	Title:	Senior Vice President
	Address:	622 Third Avenue
New York, New York 10017
Telephone: (212) 351-7000
Facsimile: (917) 256-8526

SCHEDULE A

Existing Shareholders:

E-Career Holdings Ltd

Huntlaw Building

P.O. Box 2908

George Town

Grand Cayman

Cayman Islands

Good Connection Enterprises Limited

P.O. Box 957

Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

Macintosh Associates Limited

P.O. Box 957

Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

Surbiton Investments Limited

P.O. Box 71

Craigmuir Chambers

Road Town, Tortola

British Virgin Islands

Full Moon Resources Limited

P.O. Box 957

Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

Beauchamp International Limited

P.O. Box 957

Offshore Incorporations Centre

Road Town, Tortola

British Virgin Islands

Union Advance Group Limited

c/o China HR.com Holdings Ltd.

4/F, CITIC Buildings #2

19 Jianguomenwai Dajie

Chaoyang District

Beijing, China

Great Strategies Group Limited

c/o China HR.com Holdings Ltd.

4/F, CITIC Buildings #2

19 Jianguomenwai Dajie

Chaoyang District

Beijing, China

All United Consultants Limited

c/o China HR.com Holdings Ltd.

4/F, CITIC Buildings #2

19 Jianguomenwai Dajie

Chaoyang District

Beijing, China

Empire People Limited

c/o China HR.com Holdings Ltd.

4/F, CITIC Buildings #2

19 Jianguomenwai Dajie

Chaoyang District

Beijing, China